Exhibit 99.1

Pulmatrix and Sensory Cloud Announce Partnership to Develop and Commercialize

a Potential Nasal Prophylactic and Anticontagion Product for COVID-19

LEXINGTON, Mass., April 16, 2020 /PRNewswire/ -- Pulmatrix, Inc. (NASDAQ: PULM) a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases today announced it has entered into a Collaboration and License Agreement with Sensory Cloud, Inc., a privately held company, led by David Edwards PhD, which specializes in the delivery of aerosolized products for over-the-counter (OTC) healthcare and wellbeing. Under the terms of the Agreement, the Company has granted Sensory Cloud an exclusive, worldwide, royalty bearing license to PUR 003 and PUR 006 (NasoCalm), the Company’s proprietary salt formulations for aerosol nasal administration. The Licensed Products include OTC nasal delivery to potentially reduce the pathogenic risk and transmissibility of contagions, including with respect to COVID-19.

Under the terms of the agreement, Pulmatrix will out-license intellectual property of NasoCalm to Sensory Cloud for worldwide distribution, commercialization and marketing with escalating royalties of 7% in 2020, 14% in 2021 and 17% over the remaining life of the agreement. Pulmatrix has the right to terminate the Agreement in the event that Sensory Cloud has failed, within six months after April 9, 2020, to meet certain milestones related to the rapid development and commercialization of the nasal prophylactic and anti-contagion product. In addition, Pulmatrix shall be entitled to receive a milestone payment of $1,000,000 following the achievement of aggregate net sales of all Licensed Products of $20,000,000.

“Pulmatrix roots were as a biodefense company and we were eager to leverage our experience and NasoCalm to help combat the rapidly emerging COVID-19 global pandemic, Years ago we developed NasoCalm as a potential anti-infective biodefense medical countermeasure product.” said Ted Raad, Chief Executive Officer of Pulmatrix. “With results that show reduced viral progression and contagion in animal models, and demonstrated reductions of contagious bioaerosols and safety in humans, we believe NasoCalm may be a tool to manage the spread of COVID-19. We look forward to partnering with Dr. Edwards and Sensory Cloud to seek rapid delivery of an Emergency Response Product to those most at risk of infection.”

David Edwards, PhD, CEO of Sensory Cloud and internationally-recognized inventor and aerosol scientist, said, “As the COVID-19 pandemic continues to evolve, there is an urgent need for practical, easy to administer and widely available interventions to prevent the spread of disease. We are encouraged by the data for Pulmatrix’s NasoCalm, and believe Sensory Cloud’s unique platform for personal olfaction will provide an effective, affordable and fast-to-market way for bringing NasoCalm to healthcare workers and others on the front lines as we battle this unprecedented challenge. Importantly, NasoCalm’s demonstrated safety should enable future over-the-counter options to the broader population, with potential to mitigate the effects of this devastating pandemic.”

The companies are preparing for peer-reviewed publication of a scientific article where the principal data and use of the NasoCalm-based antiviral and anti-contagion will be presented.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

About Sensory Cloud

Sensory Cloud is a Boston-based technology startup company that designs solutions to problems of human wellbeing and healthcare through pioneering discoveries at the frontiers of olfaction and respiratory biology. The Company is developing a proprietary line of consumer products for human health and wellbeing.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Timothy McCarthy, CFA
212.915.2564
tim@lifesciadvisors.com